SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

__________________

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________________

Environmental Tectonics Corporation

(Exact Name of Registrant as Specified in its Charter)

Pennsylvania
(State or Other Jurisdiction of
Incorporation or Organization)

23-1714256
(I.R.S. Employer Identification No.)

County Line Industrial Park
Southampton, Pennsylvania 18966
(Address of Principal Executive Offices) (Zip Code)

2005 Non-Employee Director Stock Option Plan
Service Contract
between Sonny Callahan & Associates LLC
and
Environmental Tectonics Corporation
(Full Title of the Plans)

_________________________

William F. Mitchell
President and Chief Executive Officer
Environmental Tectonics Corporation
County Line Industrial Park
Southampton, Pennsylvania 18966
(Name and Address of Agent for Service)

(215) 355-9100
(Telephone Number, Including Area Code,
of Agent for Service)

_________________________

Copies to:
William W. Matthews, III
Klehr, Harrison, Harvey, Branzburg & Ellers LLP
260 S. Broad Street
Phialdelphia, Pennsylvania 19102

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee(2)

Common Stock, par value $0.05 per share	700,000	$5.08	$3,556,000	$381.00

(1)	The maximum number of shares as to which options may be granted under the employee benefit plans referred to above. In accordance with Rule 416, this Registration Statement also covers an indeterminate number of shares as may become issuable by reason of the anti-dilution provisions of such plan.
(2)	Estimated solely for purposes of calculating the registration fee. Pursuant to Rules 457(c) and (h), the Proposed Maximum Offering Price Per Share and the Proposed Maximum Aggregate Offering Price are computed on the basis of the average of the high and low prices for such security as reported on the American Stock Exchange on January 24, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.          Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission (the "Commission") by Environmental Tectonics Corporation, a Pennsylvania corporation (the "Company"), are incorporated herein by reference: (1) the Company's Annual Report on Form 10-K/A for the fiscal year ended February 25, 2005; (2) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended May 27, 2005, August 26, 2005 and November 25, 2005; (3) the Company's Current Reports on Form 8-K dated May 27, 2005, July 6, 2005, July 15, 2005, August 2, 2005, August 23, 2005 and September 14, 2005, October 24, 2005 and January 11, 2006; (4) all other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act") since February 25, 2005; (5) the description of the Company's Common Stock, par value $0.05 per share (the "Common Stock") contained in Item 1 of the Company’s Registration Statement on Form 8-A filed with the Commission.

          All documents filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date this Registration Statement is filed with the Commission, and prior to the filing of a post-effective amendment which indicates that all securities offered by this Registration Statement have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such prior statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement, except as indicated herein.

Item 4.          Description of Securities.

          Not applicable.

Item 5.          Interests of Named Experts and Counsel.

          Certain legal matters in connection with the shares of Common Stock being registered hereby have been passed upon for the Company by Klehr, Harrison, Harvey, Branzburg & Ellers LLP, 260 S. Broad Street, Philadelphia, PA 19102.

Item 6.          Indemnification of Directors and Officers.

          Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

          Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a director, officer, employee or agent of the corporation or serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, has no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the director, officer, employee or agent has been successful on the merits or otherwise in defense of any action or proceeding relating to third-party or derivative actions if the appropriate standards of conduct are met.

          Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

          Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation as authorized in the specific case upon a determination that the representative met the applicable standard of conduct set forth in those sections and such determination shall be made: (1) by the board of directors by majority vote of a quorum of directors not parties to the action or proceeding; (2) if a quorum is not obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (3) by the shareholders.

          Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation.

          Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by the court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by this Subchapter of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. Section 1746 also provides that a corporation may create a fund of any nature which may, but need not be, under the control of a trustee, or otherwise secure or insure in any manner its indemnification obligations.

          Section 1747 grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under this Subchapter of the BCL.

          Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Sections 1741 through 1750 of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

          Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Sections 1741 through 1750 of the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representatives of such person.

          Section 5.05 of the Company's By-laws provides that the Company will indemnify current and previous directors and officers of the Company to the fullest extent permitted by applicable law. The Board may also indemnify other persons.

          Section 5.07 of the Company's By-laws provides that the Company may maintain insurance to protect itself and any director or officer of the Company. The Company has purchased liability insurance for its directors and officers.

Item 7.          Exemption from Registration Claimed.

          Restricted securities, if any, to be reoffered or resold pursuant to this Registration Statement will be sold pursuant to a prospectus included in this Registration Statement or pursuant to Section 4(1) of the Securities Act or Rule 144 under the Securities Act, and were originally issued by the Company pursuant to an exemption under Section 4(2) of the Securities Act.

Item 8.          Exhibits.

5.1	Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company, as to certain legal matters in connection with the shares of Common Stock being registered.

10.1	2005 Non-employee Director Stock Option Plan of the Company, incorporated by reference to Annex A of the Company's Definitive Proxy Statement on Schedule 14A, filed with the Commission on August 16, 2005.

10.2	Service Contract, dated October 24, 2005, by and between Sonny Callahan & Associates LLC and the Company, incorporated by reference to the Company's Current Report on Form 8-K dated October 24, 2005 and filed with the Commission on January 26, 2006.

23.1	Consent of Grant Thornton, LLP, independent registered public accounting firm for the Company.

23.3	Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).

Item 9.          Undertakings.

     1.      The undersigned registrant hereby undertakes:

          (a)      To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(a)(i) and (1)(a)(ii) will not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

          (b)      That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (c)      To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     2.      The undersigned registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     3.      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Southampton, Pennsylvania, on the 23rd day of January, 2006.

Environmental Tectonics Corporation By: /s/ William F. Mitchell William F. Mitchell Chief Executive Officer

POWER OF ATTORNEY

          KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below does hereby constitute and appoint William F. Mitchell and Duane D. Deaner, and each and any one of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including, without limitation, post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ William F. Mitchell William F. Mitchell	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	January 23, 2006

/s/ Duane D. Deaner Duane D. Deaner	Chief Financial Officer (Principal Accounting and Financial Officer)	January 23, 2006

/s/ Howard W. Kelley Howard W. Kelley	Director	January 23, 2006

/s/ H.F. Lenfest H.F. Lenfest	Director	January 23, 2006

/s/ George K. Anderson George K. Anderson	Director	January 23, 2006

/s/ Alan Mark Gemill Alan Mark Gemill	Director	January 23, 2006

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EXHIBIT INDEX

Exhibit No. Document
5.1	Opinion of Klehr, Harrison, Harvey, Branzburg & Ellers LLP, counsel to the Company, as to certain legal matters in connection with the shares of Common Stock being registered.

23.1	Consent of Grant Thornton, LLP, independent registered public accounting firm for the Company.

23.3	Consent of Klehr, Harrison, Harvey, Branzburg & Ellers LLP (included as part of Exhibit 5.1).

24.1	Power of Attorney (included on signature page of this Registration Statement).